For Immediate Release

Contact:                 Suzanne S. DeFerie
President and Chief Executive Officer
(828) 254-7411

ASB BANCORP, INC. COMPLETES MUTUAL TO STOCK CONVERSION
AND $55.8 MILLION PUBLIC STOCK OFFERING

October 11, 2011, Asheville, North Carolina — ASB Bancorp, Inc. (the “Company”), the stock holding company for Asheville Savings Bank, S.S.B. (the “Bank”), announced today that it has completed the conversion of the Bank from the mutual form of organization to the stock form of organization as well as its subscription and community offering.

The Company anticipates that its common stock will begin trading on the Nasdaq Global Market under the symbol “ASBB” on October 12, 2011.  A total of 5,584,551 shares of common stock were sold in the subscription and community offering at $10.00 per share.  Stock certificates for shares purchased in the subscription and community offering are expected to be mailed to subscribers on or about October 11, 2011.

Keefe, Bruyette & Woods, Inc. acted as financial advisor to the Company and Kilpatrick Townsend & Stockton LLP acted as legal counsel to the Company.

Headquartered in Asheville, North Carolina, the Bank is a North Carolina chartered stock savings bank, with total assets of $755.1 million, total deposits of $616.5 million and total equity of $65.5 million at June 30, 2011.  The Bank is a community-oriented financial institution offering traditional financial services within its local communities through 13 full service offices located in Buncombe, Madison, McDowell, Henderson and Transylvania counties in North Carolina.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.